As filed with the Securities and Exchange Commission on May 2, 2024

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Selective Insurance Group, Inc.

(Exact name of registrant as specified in its charter)

New Jersey	22-2168890
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

40 Wantage Avenue Branchville, New Jersey	07890
(Address of Principal Executive Offices)	(Zip Code)

Selective Insurance Group, Inc. 2024 Omnibus Stock Plan

(Full title of the plan)

Michael H. Lanza

Executive Vice President and General Counsel

SELECTIVE INSURANCE GROUP, INC.

40 Wantage Avenue

Branchville, New Jersey 07890

(973) 948-3000

(Name and address of agent for service)

(973) 948-3000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On January 31, 2024, subject to stockholder approval, the Board of Directors of Selective Insurance Group, Inc. (the “Company”) approved the Selective Insurance Group, Inc. 2024 Omnibus Stock Plan (the “2024 Plan”). The Plan was subsequently approved by the Company’s stockholders at the Company’s 2024 Annual Meeting of Stockholders held on May 1, 2024 (the “Effective Date”). The number of shares of common stock of the Company (the “Company Stock”) authorized for issuance pursuant to the 2024 Plan is equal to (i) 2,000,000 newly authorized shares (the “Newly Authorized Shares”), plus (ii) with respect to awards outstanding under the Selective Insurance Group, Inc. 2014 Omnibus Stock Plan (the “Prior Plan”) as of the Effective Date, (A) any shares of Company subject to such awards that remain unissued upon the cancellation, surrender, expiration, exchange, or termination of such award after the Effective Date, (B) any shares of Company Stock subject to awards that are paid or settled in cash after the Effective Date, and (C) any shares of Company Stock tendered or withheld in satisfaction of the Company’s tax withholding obligations with respect to restricted stock and restricted stock units after the Effective Date (the “Rollover Shares”).

The Company is filing this Registration Statement on Form S-8 (this “Registration Statement”) to register the offer and sale of the Newly Authorized Shares under the Plan. Contemporaneously with the filing of this Registration Statement, the Company is filing a Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-195617) (the “Prior Registration Statement”) to amend the Prior Registration Statement to register the offer of the Rollover Shares under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the 2024 Plan as specified by Rule 428(b)(1) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act and are not required to be, and are not, filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on February 9, 2024;

•	The portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 27, 2024, that are incorporated by reference into Part III of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023;

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 2, 2024; and

•	The description of the Company’s securities contained in Exhibit 4.7 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on February 9, 2024.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any report, document or portion thereof that is furnished to, but not filed with, the Commission is specifically not incorporated by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement modifies or replaces such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The legal opinion regarding the validity of the securities to be issued is rendered by Robyn P. Turner, Esq., Senior Vice President, Assistant General Counsel and Corporate Secretary of the Company. Ms. Turner beneficially owns or has the rights to acquire an aggregate of less than 1% of Common Stock. In addition, Ms. Turner is eligible to be a participant in the 2024 Plan.

Item 6.	Indemnification of Directors and Officers.

The Company is organized under the laws of the State of New Jersey. The New Jersey Business Corporation Act, as amended (the “Act”), provides that a New Jersey corporation has the power generally to indemnify its directors, officers, employees and other agents against expenses and liabilities in connection with any proceeding involving the such person by reason of their being or having been a corporate agent, other than a proceeding by or in the right of the corporation, if such person acted in good faith and in a manner they reasonably believed to be believed in or not opposed to the best interests of the corporation, and with respect to any criminal proceeding, such person had no reasonable cause to believe their conduct was unlawful. In the case of an action brought by or in the right of the corporation, indemnification of directors, officers, employees, and other agents against expenses is permitted if such person acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification is permitted in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the New Jersey Superior Court, or the court in which such proceeding was brought, shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to such indemnification. Expenses incurred by a director, officer, employee, or other agent in connection with a proceeding may be, under certain circumstances, paid by the corporation in advance of the final disposition of the proceeding as authorized by the board. The power to indemnify and advance expenses under the Act does not exclude other rights to which a director, officer, employee, or other agent of the corporation may be entitled under the certificate of incorporation, by-laws, agreement, vote of stockholders, or otherwise; provided that no indemnification is permitted to be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that their acts or omissions were in breach of their duty of loyalty to the corporation or its shareholders, were not in good faith or involved a knowing violation of the law, or resulted in the receipt by such person of an improper personal benefit.

Under the Act, a New Jersey corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee, or other agent against any expenses incurred in any proceeding and any liabilities asserted against them by reason of their being or having been a corporate agent, whether or not the corporation would have the power to indemnify them against such expenses and liabilities under the Act. All of the foregoing powers of indemnification granted to a New Jersey corporation may be exercised by such corporation notwithstanding the absence of any provision in its certificate of incorporation or by-laws authorizing the exercise of such powers. A New Jersey corporation, however, may provide, with certain limitations, in its certificate of incorporation that a director or officer shall not be personally liable, or shall be liable only to the extent therein provided, to the corporation or its shareholders for damages for breach of a duty owed to the corporation or its shareholders.

Reference is made to Sections 14A:3-5 and 14A:2-7(3) of the Act in connection with the above summary of indemnification, insurance, and limitation of liability.

Section (a) of Article Eight of the Company’s amended and restated certificate of incorporation provides generally that a director shall not be personally liable to the Company or its stockholders for damages from breach of any duty owed to the Company or its stockholders, except to the extent such personal liability may not be eliminated or limited under the Act. Such provision further provide generally that an officer of the Company shall not be personally liable to the Company or its stockholders for damages or breach of any duty owed to the Company or its stockholders, except to the extent and for the duration of any period of time such personal liability may not be eliminated or limited under the Act.

Section (b) of Article Eight of the Company’s amended and restated certificate of incorporation and Article 12 of the Company’s By-Laws provide generally that each person who was or is made a party to or is threatened to be made a party to or is involved in a pending, threatened or completed civil, criminal, administrative, or arbitrative action, suit, or proceeding, or any appeal therein or any inquiry or investigation which could lead to such action, suit, or proceeding of the Company or any constituent corporation absorbed by the Company in a consolidation or merger, or by reason of his or her having been a director, officer, trustee, employee, or agent of another entity serving as such at the Company’s request, shall be indemnified and held harmless by the Company to the fullest extent permitted by the Act, as amended (but, in the case of any amendments, only to the extent such amendment permits the Company to provide broader indemnification rights than the Act permitted prior to such amendment), from and against any and all reasonable costs, disbursements, and attorney’s fees, and any and all amounts paid or incurred in satisfaction of settlements, judgments, fines, and penalties, incurred or suffered in connection with any such proceeding, and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee, or agent and shall inure to the benefit of such person’s heirs, executors, administrators, and assigns; provided, however, that, except as provided above, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was specifically authorized by the Board of Directors of the Company (the “Board”). Such provisions of the Company’s amended and restated certificate of incorporation and By-Laws provide, under certain circumstances, for a right to be paid by the Company the expenses incurred in any proceeding in advance of the final disposition of such proceeding as authorized by the Board. Further, the Company is authorized to purchase and maintain insurance on behalf of any director, officer, employee, or agent of the Company against any expenses incurred and any liabilities asserted against him/her in any proceeding by reason of such person having been a director, officer, employee, or agent, whether or not the Company would have the power to indemnify such person.

The Company’s directors and officers are insured by policies purchased by it against liability and expenses incurred in their capacity as directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table,” as applicable, in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Selective Insurance Group, Inc., filed May 4, 2010, as amended by Certificate of Correction thereto, dated August 17, 2020 and effective May 4, 2010 (incorporated by reference herein to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed October 29, 2020, File No. 001-33067).

4.2	Certificate of Amendment of the Restated Certificate of Incorporation of Selective Insurance Group, Inc., with respect to the 4.60% Non-Cumulative Preferred Stock, Series B of Selective Insurance Group, Inc., filed with the State of New Jersey Department of Treasury and effective December 7, 2020 (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 8-A, filed December 8, 2020, File No. 001-33067).

4.3	By-Laws of Selective Insurance Group, Inc., effective January 1, 2024 (incorporated by reference herein to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed December 15, 2023, File No. 001-33067).

4.4*	Selective Insurance Group, Inc. 2024 Omnibus Stock Plan.

5.1*	Opinion of Robyn P. Turner.

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting firm.

23.2*	Consent of Robyn P. Turner (included in Exhibit 5.1).

24.1*	Power of Attorney of Ainar D. Aijala, Jr.

24.2*	Power of Attorney of Lisa Rojas Bacus

24.3*	Power of Attorney of Terrence W. Cavanaugh

24.4*	Power of Attorney of Wole C. Coaxum

24.5*	Power of Attorney of Robert Kelly Doherty

24.6*	Power of Attorney of Thomas A. McCarthy

24.7*	Power of Attorney of Stephen C. Mills

24.8*	Power of Attorney of H. Elizabeth Mitchell

24.9*	Power of Attorney of Cynthia S. Nicholson

24.10*	Power of Attorney of John S. Scheid

24.11*	Power of Attorney of Philip H. Urban

107*	Filing Fee Table

*Filed herewith

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, Selective Insurance Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Borough of Branchville, State of New Jersey, on the 2nd day of May, 2024.

SELECTIVE INSURANCE GROUP, INC.

By:	/s/ John J. Marchioni
Name: John J. Marchioni
Title: Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John J. Marchioni	Chairman of the Board, President and Chief Executive Officer	May 2, 2024
John J. Marchioni	(Principal Executive Officer)

/s/ Anthony D. Harnett	Senior Vice President, Chief Accounting Officer and	May 2, 2024
Anthony D. Harnett	Interim Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

*	Director	May 2, 2024
Ainar D. Aijala, Jr.

*	Director	May 2, 2024
Lisa Rojas Bacus

*	Director	May 2, 2024
Terrence W. Cavanaugh

*	Director	May 2, 2024
Wole C. Coaxum

*	Director	May 2, 2024
Robert Kelly Doherty

*	Director	May 2, 2024
Thomas A. McCarthy

*	Director	May 2, 2024
Stephen C. Mills

*	Director	May 2, 2024
H. Elizabeth Mitchell

*	Director	May 2, 2024
Cynthia S. Nicholson

*	Director	May 2, 2024
John S. Scheid

*	Director	May 2, 2024
Philip H. Urban

Michael H. Lanza hereby signs this registration statement on behalf of each of the indicated persons for whom he is attorney-in-fact on May 2, 2024 pursuant to powers of attorney filed herewith.

*By:	/s/ Michael H. Lanza
Michael H. Lanza
Attorney-in-Fact